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                                                                    Exhibit 21
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            SUBSIDIARIES (DIRECT AND INDIRECT) OF DATASCOPE CORP.

Datascope FSC, Ltd. (Barbados)

Datascope Trademark Corp. (Delaware)

Datascope Investment Corp. (New Jersey)

Datascope B.V. (Netherlands)
         Datascope Medical Co. Ltd. (U.K.)
         Datascope S.A.R.L. (France)
         Datascope GmbH (Germany)
         InterVascular S.A. (France)
                  InterVascular Italia (Italy)

Bioplex Corp. (Delaware)
         Bioplex Medical B.V. (Netherlands)

Datascope Biomaterials Research B.V. (Netherlands)

Genisphere, Inc. (Delaware)

InterVascular Inc. (Texas)
         InterVascular S.A.R.L. (France)
                  InterVascular Belgium (Belgium Branch)
         InterVascular GmbH (Germany)